Exhibit 23A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 8, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in the 2006 Annual Report to Shareowners, which is incorporated by reference in United Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated February 8, 2007 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

July 24, 2007